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                                AMPEX CORPORATION
                                  500 Broadway
                             Redwood City, CA 94063

                                                                    EXHIBIT 4.10



                                                  As of October 29, 2001





Sherborne & Company Incorporated
135 East 57/th/ Street
New York, New York 10022
Attention: Mr. Edward J. Bramson

Dear Mr. Bramson:

         We refer to the Loan Agreement dated as of October 29, 2001 (the "Loan Agreement"), between Sherborne & Company Incorporated, a Delaware corporation ("Lender") and Ampex Data Systems Corporation ("Borrower"), pursuant to which Lender shall make secured loans to Borrower on a revolving credit basis for working capital purposes (the "Loans") up to an aggregate amount at any one time outstanding not in excess of $2,500,000, as set forth in the Loan Agreement.

         As a condition precedent to the making of the initial Loan under the Loan Agreement, among other things, Ampex Corporation (the "Company") is required to enter into an agreement with Lender providing for the issuance to Lender or its designee of shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Stock").

         Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Lender and the Company hereby agree as follows:

         1. The Company shall issue to Lender or its designee, as promptly as practicable following the effective date of the initial Loan made by Lender to Borrower under the Loan Agreement (the




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Sherborne & Company Incorporated
As of October 29, 2001
Page 2


"Initial Loan Date"), One Million (1,000,000) shares of Class A Stock (the "Shares"), shall prepare and file with the Securities and Exchange Commission (the "SEC"), not later than December 31, 2001, a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the Shares, and shall take all reasonable steps to cause such registration statement to become effective with the SEC as promptly thereafter as practicable; provided, however,
                                                              --------  -------
that the Company's issuance of the Shares shall be subject to the following conditions: (a) Lender shall have advanced to Borrower at least One Million Dollars ($1,000,000) of Loans under the Loan Agreement; and (b) the Shares shall have been approved for listing on the American Stock Exchange.

         2. The Company and the Lender agree that the amount of consideration allocated to the Shares shall be deemed to be the fair market value of the Shares on the Initial Loan Date. The fair market value of the Shares on the Initial Loan Date shall be deemed to be equal to the closing price per share of the Company's Class A Stock on the American Stock Exchange on the last trading day immediately preceding the Initial Loan Date.

         3. Lender hereby represents and warrants to the Company as follows: (i) it is acquiring the Shares for its own account and not with a view to, or present intention of, distributing the Shares in violation of the Act or any applicable state securities laws and will not sell or otherwise dispose of the Shares except in compliance with the Act and such state laws, (ii) it is able to bear the economic risks of its investment in the Shares for an indefinite period of time, (iii) it is familiar with the business, financial and other conditions, assets, liabilities, properties, operations, management and prospects of the Company, (iv) it has had full access to such information concerning the Company as it has requested and is satisfied that there is no material information concerning the Company of which it is unaware, and (v) it has such knowledge, skill and experience in business, financial and investment matters as to enable it to understand and evaluate the merits and risks of an investment in the Shares and form an investment decision with respect thereto.

         4. Unless registered under the Act, each certificate representing the Shares shall bear the following legend:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

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Sherborne & Company Incorporated
As of October 29, 2001
Page 3


         5. The validity, interpretation and enforcement of this letter agreement shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

         6. This letter agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument. Any of the parties hereto may execute this letter agreement by signing any such counterpart.

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Sherborne & Company Incorporated
As of October 29, 2001
Page 4


         If the foregoing is acceptable to you, please so indicate by executing this letter agreement in the space provided below and returning it to the Company.

                                        Very truly yours,

                                        AMPEX CORPORATION



                                        By /s/Craig L. McKibben
                                           --------------------------
                                           Name:  Craig L. McKibben
                                           Title: Vice President

Agreed to and accepted
as of October 29, 2001

SHERBORNE & COMPANY INCORPORATED



By /s/Edward J. Bramson
   -----------------------------
   Name:  Edward J. Bramson
   Title: President